NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM	Exhibit 99.1
Newmont Reports Second Quarter 2024 Results
DENVER, July 24, 2024 – Newmont Corporation (NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM) (Newmont or the Company) today announced second quarter 2024 results and declared a second quarter dividend of $0.25 per share.
"Newmont delivered a solid second quarter, producing 2.1 million gold equivalent ounces and generating $594 million in free cash flow," said Tom Palmer, Newmont's President and Chief Executive Officer. "We continued to advance our divestiture program and, to date, have announced $527 million in proceeds this year. With this momentum, we completed $250 million in share repurchases and repaid $250 million in debt. As we head into the second half of the year, we remain confident in our ability to continue executing on shareholder returns, meet our full year guidance and deliver on our commitments."
Q2 2024 Results1
▪Announced monetization of Batu Hijau contingent payments; expect to receive $153 million in cash proceeds in the third quarter, in addition to $44 million of cash associated with contingent payments
▪Expect to achieve at least $2 billion in gross divestiture proceeds from high-quality, non-core asset sales
▪Since our last earnings release, repurchased 5.7 million shares at an average price of $43.34 for a total cost of $250 million, of which $104 million was repurchased during the second quarter and $146 million was repurchased in July 2024
▪Reduced nominal debt by $250 million for a cash cost of $227 million
▪Delivered $539 million in total returns to shareholders through share repurchases and dividend payments in the second quarter2; declared a dividend of $0.25 per share of common stock for the second quarter of 20243
▪Produced 1.6 million attributable gold ounces and 477 thousand gold equivalent ounces (GEOs)4 from copper, silver, lead and zinc, including 38 thousand tonnes of copper; primarily driven by production of 1.3 million gold ounces from Newmont's Tier 1 Portfolio5
▪Generated $1.4 billion of cash from operating activities, net of working capital changes of $(263) million; reported $594 million in Free Cash Flow6
▪Reported Net Income of $857 million, Adjusted Net Income (ANI) of $0.72 per share and Adjusted EBITDA of $2.0 billion for the quarter6
▪Achieved $100 million in synergies during the second quarter, for a total of $205 million to date from the Newcrest acquisition; on track to realize $500 million in annual synergies by the end of 20257
▪On track to deliver 2024 guidance for production, costs and capital spend; anticipating a sequential increase in production in the second half of the year, weighted towards the fourth quarter8
▪Published Newmont's 2023 Climate Performance Update, summarizing the climate performance for Newmont's managed operating sites throughout 2023

1 Newmont’s actual condensed consolidated financial results remain subject to completion and final review by management and external auditors for the quarter ended June 30, 2024. Newmont intends to file its Q2 2024 Form 10-Q on or about the close of business on July 25, 2024. See notes at the end of this release.
2 Total returns to shareholders includes $146 million of shares repurchased in July 2024.
3 Newmont's Board of Directors declared a dividend of $0.25 per share of common stock for the second quarter of 2024, payable on September 30, 2024 to holders of record at the close of business on September 5, 2024.
4 Gold equivalent ounces (GEOs) calculated using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
5 Newmont’s go-forward portfolio is focused on Tier 1 assets, consisting of (1) six managed Tier 1 assets (Boddington, Tanami, Cadia, Lihir, Peñasquito and Ahafo), (2) assets owned through two non-managed joint ventures at Nevada Gold Mines and Pueblo Viejo, including four Tier 1 assets (Carlin, Cortez, Turquoise Ridge and Pueblo Viejo), (3) three emerging Tier 1 assets (Merian, Cerro Negro and Yanacocha), which do not currently meet the criteria for Tier 1 Asset, and (4) an emerging Tier 1 district in the Golden Triangle in British Columbia (Red Chris and Brucejack), which does not currently meet the criteria for Tier 1 Asset. Newmont’s Tier 1 portfolio also includes attributable production from the Company’s equity interest in Lundin Gold (Fruta del Norte). Tier 1 Portfolio cost and capital metrics include the proportional share of the Company’s interest in the Nevada Gold Mines joint venture.
6 Non-GAAP metrics; see reconciliations at the end of this release.
7 Synergies are a management estimate provided for illustrative purposes and should not be considered a GAAP or non-GAAP financial measure. Synergies represent management’s combined estimate of pre-tax synergies, supply chain efficiencies and Full Potential improvements, as a result of the integration of Newmont’s and Newcrest’s businesses that have been monetized for the purposes of the estimation. Such estimates are necessarily imprecise and are based on numerous judgments and assumptions. See cautionary statement at the end of this release regarding forward-looking statements.
8 See discussion of outlook and cautionary statement at the end of this release regarding forward-looking statements.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         1

Advancing Portfolio Optimization with Monetization of Batu Hijau Deferred Payment Rights
Newmont today announced it has entered into an agreement to sell 100 percent of the entity holding Newmont's deferred payment rights associated with the Batu Hijau copper and gold mine in Indonesia for total consideration of $153 million in cash, with closing to occur no later than September 30, 2024. Furthermore, an additional $10 million cash payment associated with these deferred payment rights was received in July. During the second quarter of 2024, Newmont also received a $34 million cash payment, bringing total proceeds to $197 million for 2024.

Summary of Second Quarter Results

	2023					2024
	Q1	Q2	Q3	Q4	FY	Q1	Q2	FY
Average realized gold price ($/oz)	$1,906	$1,965	$1,920	$2,004	$1,954	$2,090	$2,347	$2,216
Attributable gold production (Moz)[1]	1.27	1.24	1.29	1.74	5.55	1.68	1.61	3.28
Gold CAS ($/oz)[2,3]	$1,025	$1,054	$1,019	$1,086	$1,050	$1,057	$1,152	$1,103
Gold AISC ($ per ounce)[3]	$1,376	$1,472	$1,426	$1,485	$1,444	$1,439	$1,562	$1,500
GAAP net income (loss) from continuing operations ($M)	$339	$153	$157	$(3,170)	$(2,521)	$166	$838	$1,004
Adjusted net income ($M)[4]	$320	$266	$286	$452	$1,324	$630	$834	$1,464
Adjusted net income per share ($/diluted share)[4]	$0.40	$0.33	$0.36	$0.46	$1.57	$0.55	$0.72	$1.27
Adjusted EBITDA ($M)[4]	$990	$910	$933	$1,382	$4,215	$1,694	$1,966	$3,660
Cash from operations before working capital ($M)[5]	$843	$763	$874	$787	$3,267	$1,442	$1,657	$3,099
Net cash from operating activities of continuing operations ($M)	$481	$656	$1,001	$616	$2,754	$776	$1,394	$2,170
Capital expenditures ($M)[6]	$526	$616	$604	$920	$2,666	$850	$800	$1,650
Free cash flow ($M)[7]	$(45)	$40	$397	$(304)	$88	$(74)	$594	$520
SECOND QUARTER 2024 PRODUCTION AND FINANCIAL SUMMARY
Attributable gold production1 decreased 4 percent to 1,607 thousand ounces from the prior quarter primarily due to lower production at Cerro Negro as a result of the suspension of operations during the quarter following the tragic fatalities of two members of the Newmont workforce on April 9, 2024. Operations at Cerro Negro safely resumed on May 24, 2024. In addition, operations were suspended as of April 14, 2024 at Telfer, one of Newmont's non-core assets, as further work is completed to remediate the safe operation of the tailings storage facility. Second quarter production was also impacted by lower production at Lihir due to heavy rainfall impacting mine sequencing, as well as lower production at Akyem due to lower grades as a result of the ongoing stripping campaign. These impacts were partially offset by higher production at Porcupine, Brucejack and Peñasquito.

Full year production for 2024 is expected to be second-half weighted as previously indicated, with a sequential increase weighted towards the fourth quarter. The second-half weighting is expected to be driven primarily by improved grades at Peñasquito, Ahafo and Tanami, improved throughput from Lihir and Boddington and sequential improvements delivered from our non-managed joint venture operations.
Average realized gold price was $2,347, an increase of $257 per ounce over the prior quarter. Average realized gold price includes $2,344 per ounce of gross price received, a favorable impact of $17 per ounce mark-to-market on provisionally-priced sales and reductions of $14 per ounce for treatment and refining charges.
Gold CAS2 totaled $1.8 billion for the quarter. Gold CAS per ounce3 increased 9 percent to $1,152 per ounce compared to the prior quarter primarily due to lower sales volumes, processing of stockpiles at Porcupine and Tanami and higher third party royalties as a result of higher gold prices.
Gold AISC per ounce3 increased 9 percent to $1,562 per ounce compared to the prior quarter primarily due to higher CAS and higher sustaining capital spend.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         2

Attributable gold equivalent ounce (GEO) production from other metals was largely in line with the prior quarter at 477 thousand ounces.
CAS from other metals2 totaled $379 million for the quarter. CAS per GEO3 was largely in line with the prior quarter at $836 per ounce.
AISC per GEO3 increased 5 percent to $1,207 per ounce compared to the prior quarter primarily due to higher sustaining capital spend.
Net income from continuing operations attributable to Newmont stockholders was $838 million or $0.73 per diluted share, an increase of $672 million from the prior quarter primarily due to the loss on assets held for sale of $485 million recognized during the first quarter of 2024, as well as higher average realized prices for all metals in the second quarter of 2024.
Adjusted net income4 was $834 million or $0.72 per diluted share, compared to $630 million or $0.55 per diluted share in the prior quarter. Primary adjustments to second quarter net income include a loss on assets held for sale of $246 million, a gain on asset and investment sales of $55 million primarily related to the previously announced sale of the Lundin Stream Credit Facility Agreement and the purchase and sale of foreign currency bonds8, a gain of $14 million on the partial redemption of certain Senior notes, and Newcrest transaction and integration costs of $16 million.
Adjusted EBITDA4 increased 16 percent to $2.0 billion for the quarter, compared to $1.7 billion for the prior quarter.
Consolidated cash from operations before working capital5 increased 15 percent from the prior quarter to $1.7 billion primarily due to higher realized prices for all metals in the second quarter.
Consolidated net cash from operating activities increased 80 percent from the prior quarter to $1.4 billion primarily due to the improvement in cash from operations. Net cash from operating activities in the second quarter was impacted by a $263 million reduction in operating cash flow due to changes in working capital, including a build in inventories, stockpiles and ore on leach pads of $185 million and reclamation spend of $107 million, primarily related to the construction of the Yanacocha water treatment facilities.
Free Cash Flow7 was $594 million compared to $(74) million in the prior quarter primarily due to improvements in consolidated net cash from operating activities, partially offset by higher capital expenditures before capital accruals.
Capital expenditures (net of capital accruals)6 decreased 6 percent from the prior quarter to $800 million primarily due to an increase of capital accruals offsetting higher sustaining and development capital expenditures. Sustaining capital spend increased from the first quarter due to the ramp-up of spend on the tailings project at Cadia and the purchase of updated fleet equipment at Merian. Development capital expenditures in 2024 primarily relate to Tanami Expansion 2, Ahafo North, Cadia Block Caves and Cerro Negro expansion projects.
Balance sheet and liquidity remained strong in the second quarter, ending the quarter with $2.6 billion of consolidated cash, cash of $205 million included in Assets held for sale and time deposits of $28 million, with approximately $6.8 billion of total liquidity; reported net debt to pro forma adjusted EBITDA of 1.0x9.
NON-MANAGED JOINT VENTURE AND EQUITY METHOD INVESTMENTS10
Nevada Gold Mines (NGM) attributable gold production decreased 4 percent to 253 thousand ounces, with a 4 percent increase in CAS to $1,220 per ounce3 and a 7 percent increase in AISC to $1,689 per ounce3 compared to the prior quarter.
Pueblo Viejo (PV) attributable gold production decreased 2 percent to 53 thousand ounces compared to the prior quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $12 million in the second quarter. Capital contributions of $5 million were made during the quarter related to the expansion project at Pueblo Viejo.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the second quarter of 2024 increased 67 percent to 35 thousand ounces compared to the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte were $8 million for the second quarter.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (32.0%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
8 In June 2024, the Company entered into AUD and CAD denominated fixed forward contracts to mitigate variability in the USD functional cash flows related to capital and operating expenditures for certain development projects and mines in Australia and Canada.
9 Non-GAAP measure. See end of this release for reconciliation.
10 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 32.0% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         3

Committed to Concurrent Reclamation
Since mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to accrue to reclamation and remediation spend through the year. Newmont expects to incur a cash outflow of approximately $600 million in 2024 and $700 million in 2025, primarily related to the construction of two new water treatment plants and post-closure management at Yanacocha. The operation’s ongoing closure planning study advanced to the feasibility state in December 2023 and continues to address several complex closure issues, including water management, social impacts and tailings. A long-term water management solution will replace five existing water treatment facilities with two, addressing the watersheds along the continental divide. Certain estimated costs remain subject to revision as ongoing study work and assessment of opportunities that incorporates the latest design considerations remain in progress.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         4

Newmont's 2024 Outlook
For a more detailed discussion, see the Company’s 2024 Outlook released on February 22, 2024, available on Newmont.com. Please see the cautionary statement and footnotes for additional information.

Guidance Metric	2024E
Attributable Gold Production (Koz)
Managed Tier 1 Portfolio	4,100
Non-Managed Tier 1 Portfolio	1,530
Total Tier 1 Portfolio	5,630
Non-Core Assets	1,300
Total Newmont Attributable Gold Production (Koz)	6,930
Attributable Gold CAS ($/oz) ($1,900/oz price assumption)
Managed Tier 1 Portfolio	980
Non-Managed Tier 1 Portfolio	1,130
Total Tier 1 Portfolio	1,000
Non-Core Assets	1,400
Total Newmont Gold CAS ($/oz)[a]	1,050
Attributable Gold AISC ($/oz) ($1,900/oz price assumption)
Managed Tier 1 Portfolio	1,250
Non-Managed Tier 1 Portfolio	1,440
Total Tier 1 Portfolio	1,300
Non-Core Assets	1,750
Total Newmont Gold AISC ($/oz)[a]	1,400
Copper ($8,818/tonne price assumption)[a]
Copper Production - Tier 1 Portfolio (ktonne)	144
Copper Production - Non-Core Assets (ktonne)	8
Total Newmont Copper Production (ktonne)	152
Copper CAS - Tier 1 Portfolio ($/tonne)	$5,050
Copper CAS - Non-Core Assets ($/tonne)	$11,050
Total Newmont Copper CAS ($/tonne)[b]	$5,080
Copper AISC - Tier 1 Portfolio ($/tonne)	$7,350
Copper AISC - Non-Core Assets ($/tonne)	$12,540
Total Newmont Copper AISC ($/tonne)[b]	$7,380
Silver ($23.00/oz price assumption)
Silver Production (Moz)	34
Silver CAS ($/oz)[b]	$11.00
Silver AISC ($/oz)[b]	$15.40
Lead ($2,205/tonne price assumption)[a]
Lead Production (ktonne)	95
Lead CAS ($/tonne)[b]	$1,220
Lead AISC ($/tonne)[b]	$1,570
Zinc ($2,976/tonne price assumption)[a]
Zinc Production (ktonne)	245
Zinc CAS ($/tonne)[b]	$1,550
Zinc AISC ($/tonne)[b]	$2,300
Attributable Capital
Sustaining Capital ($M)[a]	$1,800
Development Capital ($M)[a]	$1,300
Consolidated Expenses
Exploration & Advanced Projects ($M)	$450
General & Administrative ($M)	$300
Interest Expense ($M)	$365
Depreciation & Amortization ($M)	$2,850
Adjusted Tax Rate [c,d]	34%
aCo-product metal pricing assumptions in imperial units equate to Copper ($4.00/lb.), Lead ($1.00/lb.) and Zinc ($1.35/lb.).
bConsolidated basis
c The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
d Assuming average prices of $1,900 per ounce for gold, $4.00 per pound for copper, $23.00 per ounce for silver, $1.00 per pound for lead, and $1.35 per pound for zinc and achievement of production, sales and cost estimates, Newmont estimates its consolidated adjusted effective tax rate related to continuing operations for 2024 will be 34%.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         5

	2023					2024
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,188	1,197	1,229	1,726	5,340	1,581	1,528			3,109
Attributable gold equivalent ounces sold	265	251	59	321	896	502	453			955

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,906	$1,965	$1,920	$2,004	$1,954	$2,090	$2,347			$2,216
Average realized copper price	$4.18	$3.26	$3.68	$3.69	$3.71	$3.72	$4.47			$4.10
Average realized silver price (2)	$19.17	$20.56	N.M.	$19.45	$19.97	$20.41	$26.20			$23.00
Average realized lead price (2)	$0.86	$0.92	N.M.	$0.90	$0.90	$0.92	$1.05			$0.97
Average realized zinc price (2)	$1.18	$0.73	N.M.	$3.71	$0.96	$0.92	$1.31			$1.10

Attributable Gold Production (koz)
Boddington	199	209	181	156	745	142	147			289
Tanami	63	126	123	136	448	90	99			189
Cadia	—	—	—	97	97	122	117			239
Lihir	—	—	—	134	134	181	141			322
Ahafo	128	137	133	183	581	190	184			374
Peñasquito (2)	85	38	—	20	143	45	64			109
Cerro Negro	67	48	71	83	269	81	19			100
Yanacocha	56	65	87	68	276	91	78			169
Merian (75%)	62	40	62	78	242	57	46			103
Brucejack	—	—	—	29	29	37	60			97
Red Chris (70%)	—	—	—	5	5	6	9			15
Managed Tier 1 Portfolio	660	663	657	989	2,969	1,042	964			2,006
Nevada Gold Mines (38.5%)	261	287	300	322	1,170	264	253			517
Pueblo Viejo (40%) (3)	60	51	52	61	224	54	53			107
Fruta Del Norte (32%) (4)	—	—	—	—	—	21	35			56
Non-Managed Tier 1 Portfolio	321	338	352	383	1,394	339	341			680
Total Tier 1 Portfolio	981	1,001	1,009	1,372	4,363	1,381	1,305			2,686
Telfer	—	—	—	43	43	31	14			45
Akyem	71	49	75	100	295	69	47			116
CC&V	48	41	45	38	172	28	35			63
Porcupine	66	60	64	70	260	61	91			152
Éléonore	66	48	50	68	232	56	61			117
Musselwhite	41	41	48	50	180	49	54			103
Non-Core Assets (5)	292	239	282	369	1,182	294	302			596
Total Attributable Gold Production	1,273	1,240	1,291	1,741	5,545	1,675	1,607			3,282

Attributable Co-Product GEO Production (kGEO)
Boddington	64	67	58	56	245	49	55			104
Cadia	—	—	—	90	90	118	117			235
Peñasquito (2)	224	189	—	116	529	288	268			556
Red Chris (70%)	—	—	—	20	20	28	35			63
Tier 1 Portfolio	288	256	58	282	884	483	475			958
Telfer	—	—	—	7	7	6	2			8
Non-Core Assets (5)	—	—	—	7	7	6	2			8
Total Attributable Co-Product GEO Production	288	256	58	289	891	489	477			966

Gold CAS Consolidated ($/oz)
Boddington	$841	$777	$848	$941	$847	$1,016	$1,022			$1,019
Tanami	$936	$829	$655	$702	$759	$902	$1,018			$962
Cadia	$—	$—	$—	$1,079	$1,079	$648	$624			$636
Lihir	$—	$—	$—	$1,117	$1,117	$936	$1,101			$1,010
Ahafo	$992	$910	$969	$924	$947	$865	$976			$920
Peñasquito (2)	$1,199	$831	N.M.	$1,306	$1,219	$853	$827			$838
Cerro Negro	$1,146	$1,655	$1,216	$1,132	$1,257	$861	$2,506			$1,310
Yanacocha	$1,067	$1,187	$1,057	$975	$1,069	$972	$1,000			$985
Merian (75%)	$1,028	$1,501	$1,261	$1,155	$1,207	$1,221	$1,546			$1,368
Brucejack	$—	$—	$—	$1,898	$1,898	$2,175	$1,390			$1,723
Red Chris (70%)	$—	$—	$—	$905	$905	$940	$951			$945
Managed Tier 1 Portfolio	$984	$977	$975	$1,027	$995	$955	$1,048			$1,000
Nevada Gold Mines (38.5%)	$1,109	$1,055	$992	$1,125	$1,070	$1,177	$1,220			$1,198
Non-Managed Tier 1 Portfolio	$1,109	$1,055	$992	$1,125	$1,070	$1,177	$1,220			$1,198
Total Tier 1 Portfolio	$1,019	$1,001	$980	$1,050	$1,016	$1,000	$1,083			$1,040
Telfer	$—	$—	$—	$1,882	$1,882	$2,632	$2,548			$2,585
Akyem	$810	$1,087	$1,032	$877	$931	$1,006	$1,716			$1,280
CC&V	$1,062	$1,186	$1,253	$1,122	$1,156	$1,394	$1,361			$1,376
Porcupine	$1,071	$1,225	$1,189	$1,186	$1,167	$1,042	$1,068			$1,058
Éléonore	$1,095	$1,477	$1,338	$1,224	$1,263	$1,441	$1,404			$1,422
Musselwhite	$1,313	$1,356	$1,045	$1,068	$1,186	$1,175	$993			$1,077
Non-Core Assets (5)	$1,043	$1,264	$1,159	$1,214	$1,169	$1,306	$1,398			$1,354
Total Gold CAS (6)	$1,025	$1,054	$1,019	$1,086	$1,050	$1,057	$1,152			$1,103
Total Gold CAS (by-product) (6)	$916	$1,024	$1,022	$1,060	$1,011	$891	$892			$891
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         6

	2023					2024
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Co-Product CAS Consolidated ($/GEO)
Boddington	$809	$766	$816	$944	$830	$942	$1,031			$985
Cadia	$—	$—	$—	$1,017	$1,017	$594	$552			$572
Peñasquito (2)	$954	$1,162	N.M.	$1,602	$1,283	$843	$904			$870
Red Chris (70%)	$—	$—	$—	$1,020	$1,020	$1,011	$915			$959
Tier 1 Portfolio	$918	$1,062	$1,636	$1,235	$1,118	$807	$822			$814
Telfer	$—	$—	$—	$1,703	$1,703	$2,882	$1,940			$2,387
Non-Core Assets (5)	$—	$—	$—	$1,703	$1,703	$2,882	$1,940			$2,387
Total Co-Product GEO CAS (6)	$918	$1,062	$1,636	$1,254	$1,127	$829	$836			$832

Gold AISC Consolidated ($/oz)
Boddington	$1,035	$966	$1,123	$1,172	$1,067	$1,242	$1,237			$1,240
Tanami	$1,219	$1,162	$890	$1,046	$1,060	$1,149	$1,276			$1,215
Cadia	$—	$—	$—	$1,271	$1,271	$989	$1,064			$1,028
Lihir	$—	$—	$—	$1,517	$1,517	$1,256	$1,212			$1,236
Ahafo	$1,366	$1,237	$1,208	$1,114	$1,222	$1,010	$1,123			$1,066
Peñasquito (2)	$1,539	$1,078	N.M.	$1,670	$1,590	$1,079	$1,038			$1,055
Cerro Negro	$1,379	$1,924	$1,438	$1,412	$1,509	$1,120	$3,010			$1,635
Yanacocha	$1,332	$1,386	$1,187	$1,198	$1,266	$1,123	$1,217			$1,166
Merian (75%)	$1,235	$2,010	$1,652	$1,454	$1,541	$1,530	$2,170			$1,820
Brucejack	$—	$—	$—	$2,646	$2,646	$2,580	$1,929			$2,206
Red Chris (70%)	$—	$—	$—	$1,439	$1,439	$1,277	$1,613			$1,453
Managed Tier 1 Portfolio	$1,372	$1,386	$1,376	$1,433	$1,397	$1,327	$1,455			$1,389
Nevada Gold Mines (38.5%)	$1,405	$1,388	$1,307	$1,482	$1,397	$1,576	$1,689			$1,631
Non-Managed Tier 1 Portfolio	$1,405	$1,388	$1,307	$1,482	$1,397	$1,576	$1,689			$1,631
Tier 1 Portfolio	$1,381	$1,387	$1,355	$1,444	$1,397	$1,378	$1,503			$1,438
Telfer	$—	$—	$—	$1,988	$1,988	$3,017	$3,053			$3,037
Akyem	$1,067	$1,461	$1,332	$1,110	$1,210	$1,254	$1,952			$1,523
CC&V	$1,375	$1,631	$1,819	$1,793	$1,644	$1,735	$1,700			$1,716
Porcupine	$1,412	$1,587	$1,644	$1,665	$1,577	$1,470	$1,366			$1,408
Éléonore	$1,420	$2,213	$2,107	$1,796	$1,838	$1,920	$1,900			$1,910
Musselwhite	$1,681	$2,254	$1,715	$1,771	$1,843	$1,766	$1,397			$1,568
Non-Core Assets (5)	$1,359	$1,808	$1,685	$1,629	$1,610	$1,712	$1,770			$1,743
Total Gold AISC (6)	$1,376	$1,472	$1,426	$1,485	$1,444	$1,439	$1,562			$1,500
Total Gold AISC (by-product) (6)	$1,354	$1,531	$1,467	$1,540	$1,480	$1,373	$1,412			$1,392

Co-Product AISC Consolidated ($/GEO)
Boddington	$1,019	$977	$1,108	$1,181	$1,067	$1,081	$1,254			$1,165
Cadia	$—	$—	$—	$1,342	$1,342	$1,027	$1,024			$1,025
Peñasquito (2)	$1,351	$1,581	N.M.	$2,098	$1,756	$1,102	$1,164			$1,130
Red Chris (70%)	$—	$—	$—	$1,660	$1,660	$1,400	$1,560			$1,486
Tier 1 Portfolio	$1,322	$1,492	$2,422	$1,666	$1,565	$1,120	$1,189			$1,153
Telfer	$—	$—	$—	$2,580	$2,580	$3,745	$2,742			$3,218
Non-Core Assets (5)	$—	$—	$—	$2,580	$2,580	$3,745	$2,742			$3,218
Total Co-Product GEO AISC (6)	$1,322	$1,492	$2,422	$1,703	$1,579	$1,148	$1,207			$1,176
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold whom the Company holds a 32.0% interest and is accounted for as an equity method investment.
(2)For the three months ended June 30, 2023 and September 30, 2023, Peñasquito production was impacted due to the suspension of operations as a result of the Union labor strike. Sales activity recognized in the third quarter of 2023 was related to adjustments on provisionally price concentrate sales subject to final settlement. Consequently, price per ounce/pound metrics are not meaningful ("N.M").
(3)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Represents attributable gold from Newmont's 32.0% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for on a quarterly-lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(5)Sites are classified as held for sale as of June 30, 2024.
(6)Non-GAAP measure. See end of this release for reconciliation.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         7

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	2023 (1)					2024
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY

Sales	$2,679	$2,683	$2,493	$3,957	$11,812	$4,023	$4,402			$8,425

Costs and expenses:
Costs applicable to sales (2)	1,482	1,543	1,371	2,303	6,699	2,106	2,156			4,262
Depreciation and amortization	461	486	480	681	2,108	654	602			1,256
Reclamation and remediation	66	66	166	1,235	1,533	98	94			192
Exploration	48	66	78	73	265	53	57			110
Advanced projects, research and development	35	44	53	68	200	53	49			102
General and administrative	74	71	70	84	299	101	100			201
Loss on assets held for sale	—	—	—	—	—	485	246			731
Impairment charges	4	4	2	1,881	1,891	12	9			21
Other expense, net	4	37	35	441	517	61	50			111
	2,174	2,317	2,255	6,766	13,512	3,623	3,363			6,986
Other income (expense):
Other income (loss), net	99	(17)	42	(212)	(88)	121	100			221
Interest expense, net of capitalized interest	(65)	(49)	(48)	(81)	(243)	(93)	(103)			(196)
	34	(66)	(6)	(293)	(331)	28	(3)			25
Income (loss) before income and mining tax and other items	539	300	232	(3,102)	(2,031)	428	1,036			1,464
Income and mining tax benefit (expense)	(213)	(163)	(73)	(77)	(526)	(260)	(191)			(451)
Equity income (loss) of affiliates	25	16	3	19	63	7	(3)			4
Net income (loss) from continuing operations	351	153	162	(3,160)	(2,494)	175	842			1,017
Net income (loss) from discontinued operations	12	2	1	12	27	4	15			19
Net income (loss)	363	155	163	(3,148)	(2,467)	179	857			1,036
Net loss (income) attributable to noncontrolling interests	(12)	—	(5)	(10)	(27)	(9)	(4)			(13)
Net income (loss) attributable to Newmont stockholders	$351	$155	$158	$(3,158)	$(2,494)	$170	$853			$1,023

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$339	$153	$157	$(3,170)	$(2,521)	$166	$838			$1,004
Discontinued operations	12	2	1	12	27	4	15			19
	$351	$155	$158	$(3,158)	$(2,494)	$170	$853			$1,023

Weighted average common shares (millions):
Basic	794	795	795	978	841	1,153	1,153			1,153
Effect of employee stock-based awards	1	—	1	1	—	—	2			1
Diluted	795	795	796	979	841	1,153	1,155			1,154

Net income (loss) attributable to Newmont stockholders per common share:
Basic:
Continuing operations	$0.42	$0.19	$0.20	$(3.24)	$(3.00)	$0.15	$0.73			$0.87
Discontinued operations	0.02	—	—	0.01	0.03	—	0.01			0.02
	$0.44	$0.19	$0.20	$(3.23)	$(2.97)	$0.15	$0.74			$0.89
Diluted:
Continuing operations	$0.42	$0.19	$0.20	$(3.24)	$(3.00)	$0.15	$0.73			$0.87
Discontinued operations	0.02	—	—	0.01	0.03	—	0.01			0.02
	$0.44	$0.19	$0.20	$(3.23)	$(2.97)	$0.15	$0.74			$0.89
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         8

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	2023 (1)				2024
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$2,657	$2,829	$3,190	$3,002	$2,336	$2,602
Trade receivables	348	185	78	734	782	955
Investments	847	409	24	23	23	50
Inventories	1,067	1,111	1,127	1,663	1,385	1,467
Stockpiles and ore on leach pads	905	858	829	979	745	681
Derivative assets	—	—	—	198	114	71
Other current assets	735	742	707	913	765	874
Assets held for sale	—	—	—	—	5,656	5,370
Current assets	6,559	6,134	5,955	7,512	11,806	12,070
Property, plant and mine development, net	24,097	24,284	24,474	37,563	33,564	33,655
Investments	3,216	3,172	3,133	4,143	4,138	4,141
Stockpiles and ore on leach pads	1,691	1,737	1,740	1,935	1,837	2,002
Deferred income tax assets	170	166	138	268	210	273
Goodwill	1,971	1,971	1,971	3,001	2,792	2,792
Derivative assets	—	—	—	444	412	181
Other non-current assets	670	669	673	640	576	564
Total assets	$38,374	$38,133	$38,084	$55,506	$55,335	$55,678

LIABILITIES
Accounts payable	$648	$565	$651	$960	$698	$683
Employee-related benefits	302	313	345	551	414	457
Income and mining taxes payable	213	155	143	88	136	264
Lease and other financing obligations	96	96	94	114	99	104
Debt	—	—	—	1,923	—	—
Other current liabilities	1,493	1,564	1,575	2,362	1,784	1,819
Liabilities held for sale	—	—	—	—	2,351	2,405
Current liabilities	2,752	2,693	2,808	5,998	5,482	5,732
Debt	5,572	5,574	5,575	6,951	8,933	8,692
Lease and other financing obligations	451	441	418	448	436	429
Reclamation and remediation liabilities	6,603	6,604	6,714	8,167	6,652	6,620
Deferred income tax liabilities	1,800	1,795	1,696	2,987	3,094	3,046
Employee-related benefits	395	399	397	655	610	616
Silver streaming agreement	805	786	787	779	753	733
Other non-current liabilities	437	426	429	316	300	247
Total liabilities	18,815	18,718	18,824	26,301	26,260	26,115

Commitments and contingencies

EQUITY
Common stock	1,281	1,281	1,281	1,854	1,855	1,851
Treasury stock	(261)	(261)	(263)	(264)	(274)	(274)
Additional paid-in capital	17,386	17,407	17,425	30,419	30,436	30,394
Accumulated other comprehensive income (loss)	23	13	8	14	(16)	(7)
(Accumulated deficit) Retained earnings	948	785	623	(2,996)	(3,111)	(2,585)
Newmont stockholders' equity	19,377	19,225	19,074	29,027	28,890	29,379
Noncontrolling interests	182	190	186	178	185	184
Total equity	19,559	19,415	19,260	29,205	29,075	29,563
Total liabilities and equity	$38,374	$38,133	$38,084	$55,506	$55,335	$55,678
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         9

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	2023 (1)					2024
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Operating activities:
Net income (loss)	$363	$155	$163	$(3,148)	$(2,467)	$179	$857			$1,036
Non-cash adjustments:
Depreciation and amortization	461	486	480	681	2,108	654	602			1,256
Loss on assets held for sale	—	—	—	—	—	485	246			731
Net loss (income) from discontinued operations	(12)	(2)	(1)	(12)	(27)	(4)	(15)			(19)
Reclamation and remediation	61	59	167	1,219	1,506	94	88			182
(Gain) loss on asset and investment sales, net	(36)	—	2	231	197	(9)	(55)			(64)
Stock-based compensation	19	23	16	22	80	21	23			44
Deferred income taxes	15	6	(24)	(101)	(104)	53	(95)			(42)
Change in fair value of investments	(41)	42	41	5	47	(31)	9			(22)
Impairment charges	4	4	2	1,881	1,891	12	—			12
Other non-cash adjustments	9	(10)	28	9	36	(12)	(3)			(15)
Cash from operations before working capital (2)	843	763	874	787	3,267	1,442	1,657			3,099
Net change in operating assets and liabilities	(362)	(107)	127	(171)	(513)	(666)	(263)			(929)
Net cash provided by (used in) operating activities of continuing operations	481	656	1,001	616	2,754	776	1,394			2,170
Net cash provided by (used in) operating activities of discontinued operations	—	7	2	—	9	—	34			34
Net cash provided by (used in) operating activities	481	663	1,003	616	2,763	776	1,428			2,204

Investing activities:
Additions to property, plant and mine development	(526)	(616)	(604)	(920)	(2,666)	(850)	(800)			(1,650)
Proceeds from asset and investment sales	181	33	5	15	234	35	217			252
Purchases of investments	(525)	(17)	(3)	(6)	(551)	(23)	(83)			(106)
Return of investment from equity method investees	—	30	—	6	36	25	16			41
Contributions to equity method investees	(41)	(23)	(26)	(18)	(108)	(15)	(5)			(20)
Proceeds from maturities of investments	557	424	374	8	1,363	—	—			—
Acquisitions, net	—	—	—	668	668	—	—			—
Other	12	11	1	(2)	22	30	14			44
Net cash provided by (used in) investing activities	(342)	(158)	(253)	(249)	(1,002)	(798)	(641)			(1,439)

Financing activities:
Repayment of debt	—	—	—	—	—	(3,423)	(227)			(3,650)
Proceeds from issuance of debt, net	—	—	—	—	—	3,476	—			3,476
Dividends paid to common stockholders	(318)	(318)	(318)	(461)	(1,415)	(288)	(289)			(577)
Repurchases of common stock	—	—	—	—	—	—	(104)			(104)
Distributions to noncontrolling interests	(34)	(32)	(41)	(43)	(150)	(41)	(36)			(77)
Funding from noncontrolling interests	41	34	32	31	138	22	31			53
Payments on lease and other financing obligations	(16)	(16)	(16)	(19)	(67)	(18)	(22)			(40)
Payments for withholding of employee taxes related to stock-based compensation	(22)	—	(2)	(1)	(25)	(10)	—			(10)
Other	(1)	(2)	(36)	(45)	(84)	(17)	(11)			(28)
Net cash provided by (used in) financing activities	(350)	(334)	(381)	(538)	(1,603)	(299)	(658)			(957)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	4	(5)	7	(2)	(3)	(11)			(14)
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	(219)	175	364	(164)	156	(324)	118			(206)
Less: cash and restricted cash reclassified to assets held for sale (3)	—	—	—	—	—	(395)	137			(258)
Net change in cash, cash equivalents and restricted cash	(219)	175	364	(164)	156	(719)	255			(464)
Cash, cash equivalents and restricted cash at beginning of period	2,944	2,725	2,900	3,264	2,944	3,100	2,381			3,100
Cash, cash equivalents and restricted cash at end of period	$2,725	$2,900	$3,264	$3,100	$3,100	$2,381	$2,636			$2,636

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,657	$2,829	$3,190	$3,002	$3,002	$2,336	$2,602			$2,602
Restricted cash included in Other current assets	1	1	1	11	11	6	6			6
Restricted cash included in Other non-current assets	67	70	73	87	87	39	28			28
Total cash, cash equivalents and restricted cash	$2,725	$2,900	$3,264	$3,100	$3,100	$2,381	$2,636			$2,636
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets and liabilities, including $205 of Cash and cash equivalents and $53 of restricted cash, included in Other current assets and Other non-current assets, were reclassified to Assets held for sale and Liabilities held for sale, respectively.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         10

Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.
Adjusted net income (loss)
Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$853	$0.74	$0.74	$1,023	$0.89	$0.89
Net loss (income) attributable to Newmont stockholders from discontinued operations	(15)	(0.01)	(0.01)	(19)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	838	0.73	0.73	1,004	0.87	0.87
Loss on assets held for sale (2)	246	0.22	0.22	731	0.63	0.63
(Gain) loss on asset and investment sales, net (3)	(55)	(0.05)	(0.05)	(64)	(0.06)	(0.06)
Newcrest transaction and integration costs (4)	16	0.01	0.01	45	0.04	0.04
Settlement costs (5)	5	—	—	26	0.03	0.03
Change in fair value of investments (6)	9	0.01	0.01	(22)	(0.01)	(0.01)
Impairment charges (7)	9	0.01	0.01	21	0.02	0.02
Restructuring and severance (8)	9	0.01	0.01	15	0.01	0.01
Gain on debt extinguishment, net (9)	(14)	(0.01)	(0.01)	(14)	(0.01)	(0.01)
Reclamation and remediation charges (10)	—	—	—	6	—	—
Tax effect of adjustments (11)	(87)	(0.07)	(0.07)	(234)	(0.20)	(0.20)
Valuation allowance and other tax adjustments (12)	(142)	(0.14)	(0.14)	(50)	(0.05)	(0.05)
Adjusted net income (loss)	$834	$0.72	$0.72	$1,464	$1.27	$1.27

Weighted average common shares (millions): (13)		1,153	1,155		1,153	1,154
(1)Per share measures may not recalculate due to rounding.
(2)Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recorded for the six non-core assets and the development project that met the requirements to be presented as held for sale in 2024.
(3)(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the gain recognized on the sale of the Stream Credit Facility Agreement ("SCFA") in the second quarter and the purchase and sale of foreign currency bonds.
(4)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs.
(5)Settlement costs, included in Other expense, net, are primarily comprised of wind down and demobilization costs related to the French Guiana project.
(6)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable equity securities.
(7)Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(8)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.
(9)Gain on debt extinguishment, net, included in Other income (loss), net, primarily represents the net gain on the partial redemption of certain Senior Notes in the second quarter.
(10)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(11)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.
(12)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2024 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $20 and $(45), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(93) and $(58), net reductions to the reserve for uncertain tax positions of $(50) and $(52), recording of a deferred tax liability for the outside basis difference at Akyem of $(37) and $80 due to the status change to held-for-sale, and other tax adjustments of $18 and $25.
(13)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         11

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$155	$0.19	$0.19	$506	$0.64	$0.64
Net loss (income) attributable to Newmont stockholders from discontinued operations	(2)	—	—	(14)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	153	0.19	0.19	492	0.62	0.62
(Gain) loss on asset and investment sales, net (2)	—	—	—	(36)	(0.05)	(0.05)
Newcrest transaction-related costs (3)	21	0.03	0.03	21	0.03	0.03
Restructuring and severance (4)	10	0.01	0.01	12	0.02	0.02
Impairment charges (5)	4	—	—	8	0.01	0.01
Reclamation and remediation charges (6)	(2)	—	—	(2)	—	—
Change in fair value of investments (7)	42	0.05	0.05	1	—	—
Other (8)	—	—	—	(4)	—	—
Tax effect of adjustments (9)	(17)	(0.02)	(0.02)	(1)	—	—
Valuation allowance and other tax adjustments (10)	55	0.07	0.07	95	0.11	0.11
Adjusted net income (loss)	$266	$0.33	$0.33	$586	$0.74	$0.74

Weighted average common shares (millions): (11)		795	795		794	795
(1)Per share measures may not recalculate due to rounding.
(2)(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment.
(3)Newcrest transaction-related costs, included in Other expense, net, primarily represents costs incurred related to the Newcrest Transaction.
(4)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.
(5)Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(6)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(7)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable equity securities.
(8)Other represents income received on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022. Amounts included in Other income (loss), net.
(9)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the applicable regional tax rate.
(10)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2023 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $47 and $57, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $4 and $21, net reductions to the reserve for uncertain tax positions of $3 and $14, other tax adjustments of $1 and $3.
(11)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         12

Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization
Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) attributable to Newmont stockholders	$853	$155	$1,023	$506
Net income (loss) attributable to noncontrolling interests	4	—	13	12
Net (income) loss from discontinued operations	(15)	(2)	(19)	(14)
Equity loss (income) of affiliates	3	(16)	(4)	(41)
Income and mining tax expense (benefit)	191	163	451	376
Depreciation and amortization	602	486	1,256	947
Interest expense, net of capitalized interest	103	49	196	114
EBITDA	$1,741	$835	$2,916	$1,900
Adjustments:
Loss on assets held for sale (1)	$246	$—	$731	$—
(Gain) loss on asset and investment sales, net (2)	(55)	—	(64)	(36)
Newcrest transaction and integration costs (3)	16	21	45	21
Settlement costs (4)	5	—	26	—
Change in fair value of investments (5)	9	42	(22)	1
Impairment charges (6)	9	4	21	8
Restructuring and severance (7)	9	10	15	12
Gain on debt extinguishment, net (8)	(14)	—	(14)	—
Reclamation and remediation charges (9)	—	(2)	6	(2)
Other (10)	—	—	—	(4)
Adjusted EBITDA	$1,966	$910	$3,660	$1,900
(1)Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recorded for the six non-core assets and the development project that met the requirements to be presented as held for sale in 2024.
(2)(Gain) loss on asset and investment sales, net, included in Other income (loss), net, in 2024 primarily represents the gain recognized on the sale of the Stream Credit Facility Agreement ("SCFA") in the second quarter and the purchase and sale of foreign currency bonds. For 2023, primarily comprised of the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment.
(3)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs.
(4)Settlement costs, included in Other expense, net, are primarily comprised of wind-down and demobilization costs related to the French Guiana project in 2024 and litigation expenses in 2023.
(5)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable equity securities.
(6)Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(7)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.
(8)Gain on debt extinguishment, net, included in Other income (loss), net, primarily represents the net gain on the partial redemption of certain Senior Notes in the second quarter.
(9)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(10)Other, included in Other income (loss), net, in 2023, represents income received during the first quarter of 2023, on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022.

NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         13

Free Cash Flow
The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities (1)	$1,428	$663	$2,204	$1,144
Less: Net cash used in (provided by) operating activities of discontinued operations	(34)	(7)	(34)	(7)
Net cash provided by (used in) operating activities of continuing operations	1,394	656	2,170	1,137
Less: Additions to property, plant and mine development	(800)	(616)	(1,650)	(1,142)
Free Cash Flow	$594	$40	$520	$(5)

Net cash provided by (used in) investing activities (2)	$(641)	$(158)	$(1,439)	$(500)
Net cash provided by (used in) financing activities	$(658)	$(334)	$(957)	$(684)
(1)Includes payment of $291 for stamp duty tax, related to the Newcrest transaction, in the first quarter of 2024.
(2)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         14

Attributable Free Cash Flow
Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.
The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.
The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,428	$(10)	$1,418	$2,204	$(17)	$2,187
Less: Net cash used in (provided by) operating activities of discontinued operations	(34)	—	(34)	(34)	—	(34)
Net cash provided by (used in) operating activities of continuing operations	1,394	(10)	1,384	2,170	(17)	2,153
Less: Additions to property, plant and mine development (2)	(800)	8	(792)	(1,650)	12	(1,638)
Free Cash Flow	$594	$(2)	$592	$520	$(5)	$515

Net cash provided by (used in) investing activities (3)	$(641)			$(1,439)
Net cash provided by (used in) financing activities	$(658)			$(957)
(1)Adjustment to eliminate a portion of Net cash provided by (used in) operating activities and Additions to property, plant and mine development attributable to noncontrolling interests, which relates to Merian (25%) for the three and six months ended June 30, 2024.
(2)Merian had total consolidated Additions to property, plant and mine development of $34 and $49, on a cash basis for the three and six months ended June 30, 2024, respectively.
(3)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         15

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$663	$—	$663	$1,144	$(12)	$1,132
Less: Net cash used in (provided by) operating activities of discontinued operations	(7)	—	(7)	(7)	—	(7)
Net cash provided by (used in) operating activities of continuing operations	656	—	656	1,137	(12)	1,125
Less: Additions to property, plant and mine development (2)	(616)	6	(610)	(1,142)	9	(1,133)
Free Cash Flow	$40	$6	$46	$(5)	$(3)	$(8)

Net cash provided by (used in) investing activities (3)	$(158)			$(500)
Net cash provided by (used in) financing activities	$(334)			$(684)
(1)Adjustment to eliminate a portion of Net cash provided by (used in) operating activities and Additions to property, plant and mine development attributable to noncontrolling interests, which relates to Merian (25%) for the three and six months ended June 30, 2023.
(2)Merian had total consolidated Additions to property, plant and mine development of $24 and $34 on a cash basis for the three and six months ended June 30, 2023, respectively.
(3)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
Net Debt
Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents and time deposits, included in current Investments, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents and time deposits are subtracted from Debt and Lease and other financing obligations as these are highly liquid, low-risk investments and could be used to reduce the Company's debt obligations.
The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At June 30, 2024	At December 31, 2023
Debt	$8,692	$8,874
Lease and other financing obligations	533	562
Less: Cash and cash equivalents	(2,602)	(3,002)
Less: Cash and cash equivalents included in assets held for sale (1)	(205)	—
Less: Time deposits (2)	(28)	—
Net debt	$6,390	$6,434

(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets and liabilities, including $205 of Cash and cash equivalents, were reclassified to Assets held for sale and Liabilities held for sale, respectively.
(2)Time deposits are included in current Investments on the Condensed Consolidated Balance Sheets.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         16

Costs applicable to sales per ounce/gold equivalent ounce
Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.
Costs applicable to sales per ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Costs applicable to sales (1)(2)	$1,777	$1,277	$3,467	$2,516
Gold sold (thousand ounces)	1,543	1,211	3,142	2,419
Costs applicable to sales per ounce (3)	$1,152	$1,054	$1,103	$1,040
(1)Includes by-product credits of $45 and $28 during the three months ended June 30, 2024 and 2023, respectively, and $84 and $58 during the six months ended June 30, 2024 and 2023, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Costs applicable to sales (1)(2)	$379	$266	$795	$509
Gold equivalent ounces sold - other metals (thousand ounces) (3)	453	251	955	516
Costs applicable to sales per gold equivalent ounce (4)	$836	$1,062	$832	$988
(1)Includes by-product credits of $15 and $2 during the three months ended June 30, 2024 and 2023, respectively, and $30 and $4 during the six months ended June 30, 2024 and 2023, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) for each of 2024 and 2023.
(4)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold ounce for Nevada Gold Mines (NGM)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cost applicable to sales, NGM (1)	$307	$304	$621	$590
Gold sold (thousand ounces), NGM	252	288	519	546
Costs applicable to sales per ounce, NGM (2)	$1,220	$1,055	$1,198	$1,081
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Per ounce measures may not recalculate due to rounding.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         17

All-In Sustaining Costs
All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended June 30, 2024	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
Brucejack (10)	$64	$—	$1	$—	$—	$2	$21	$88	46	$1,929
Red Chris (10)	7	—	1	—	—	1	5	14	9	$1,613
Peñasquito	53	2	—	—	—	4	8	67	64	$1,038
Merian	96	2	3	—	—	—	33	134	61	$2,170
Cerro Negro	70	1	1	—	—	—	12	84	27	$3,010
Yanacocha	77	7	4	—	1	—	5	94	78	$1,217
Boddington	139	3	1	—	—	4	21	168	136	$1,237
Tanami	101	—	2	—	—	—	23	126	99	$1,276
Cadia (10)	77	1	2	—	1	6	44	131	123	$1,064
Lihir (10)	162	1	4	—	5	—	7	179	148	$1,212
Ahafo	176	5	3	—	1	—	17	202	180	$1,123
Nevada Gold Mines	307	5	4	2	1	1	106	426	252	$1,689
Corporate and Other (11)	—	—	29	92	5	—	4	130	—	$—
Held for sale (12)
CC&V	45	3	1	—	—	—	8	57	33	$1,700
Musselwhite	56	1	1	—	(1)	—	21	78	56	$1,397
Porcupine	94	2	—	—	—	—	24	120	87	$1,366
Éléonore	89	1	1	—	—	—	29	120	63	$1,900
Telfer (10) (15)	83	3	2	—	4	2	7	101	33	$3,053
Akyem	81	3	—	—	—	—	7	91	48	$1,952
Total Gold	1,777	40	60	94	17	20	402	2,410	1,543	$1,562

Gold equivalent ounces - other metals (13)(14)
Red Chris (10)	33	—	1	—	—	5	17	56	36	$1,560
Peñasquito	218	7	—	—	2	24	29	280	241	$1,164
Boddington	49	1	—	—	—	4	6	60	47	$1,254
Cadia (10)	67	1	2	—	1	22	33	126	123	$1,024
Corporate and Other (11)	—	—	3	6	—	—	—	9	—	$—
Held for sale (12)
Telfer (10)(15)	12	—	—	—	—	3	1	16	6	$2,742
Total Gold Equivalent Ounces	379	9	6	6	3	58	86	547	453	$1,207

Consolidated	$2,156	$49	$66	$100	$20	$78	$488	$2,957
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $60.
(3)Includes stockpile, leach pad, and product inventory adjustments of $9 at Cerro Negro and $11 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $34 and $15, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $54 and $6, respectively.
(5)Advanced projects, research and development and exploration excludes development expenditures of $3 at Peñasquito, $2 at Merian, $2 at Cerro Negro, $5 at Tanami, $9 at Ahafo, $3 at NGM, $14 at Corporate and Other, $1 at CC&V, and $1 at Porcupine, totaling $40 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for Newcrest transaction and integration costs of $16, impairment charges of $9, restructuring and severance of $9, settlements costs of $5.
(7)Excludes capitalized interest related to sustaining capital expenditures.
(8)Includes finance lease payments and other costs for sustaining projects of $15.
(9)Per ounce measures may not recalculate due to rounding.
(10)Sites acquired through the Newcrest transaction.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Sites are classified as held for sale as of June 30, 2024.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(14)For the six months ended June 30, 2024, Red Chris sold 6 thousand tonnes of copper, Peñasquito sold 8 million ounces of silver, 20 thousand tonnes of lead and 52 thousand tonnes of zinc, Boddington sold 9 thousand tonnes of copper, Cadia sold 23 thousand tonnes of copper, and Telfer sold 1 thousand tonnes of copper.
(15)During the second quarter, seepage points were detected on the outer wall and around the tailings storage facility at Telfer and we have temporarily ceased placing new tailings on the facility. Remediation of the facility has commenced and we expect production to commence during the fourth quarter of 2024.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         18

Three Months Ended June 30, 2023	Costs Applicable to Sales(1)(2)(3)(4)	Reclamation Costs(5)	Advanced Projects, Research and Development and Exploration(6)	General and Administrative	Other Expense, Net(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$49	$3	$2	$—	$1	$—	$12	$67	41	$1,631
Musselwhite	55	2	4	—	—	—	31	92	41	$2,254
Porcupine	77	7	3	—	—	—	13	100	63	$1,587
Éléonore	74	3	2	—	—	—	33	112	51	$2,213
Peñasquito	40	1	1	—	—	3	7	52	48	$1,078
Merian	80	1	3	—	—	—	22	106	53	$2,010
Cerro Negro	83	2	1	—	1	—	10	97	50	$1,924
Yanacocha	79	4	3	—	3	—	4	93	66	$1,386
Boddington	159	5	1	—	—	5	27	197	204	$966
Tanami	102	—	1	—	—	—	41	144	124	$1,162
Ahafo	121	5	1	—	—	—	37	164	133	$1,237
Akyem	54	6	1	—	—	—	11	72	49	$1,461
Nevada Gold Mines	304	3	4	3	—	1	83	398	288	$1,388
Corporate and Other (11)	—	—	13	58	1	—	16	88	—	$—
Total Gold	1,277	42	40	61	6	9	347	1,782	1,211	$1,472

Gold equivalent ounces - other metals (12)(13)
Peñasquito	218	7	1	1	—	31	40	298	188	$1,581
Boddington	48	1	—	—	—	4	9	62	63	$977
Corporate and Other (11)	—	—	3	9	—	—	3	15	—	$—
Total Gold Equivalent Ounces	266	8	4	10	—	35	52	375	251	$1,492

Consolidated	$1,543	$50	$44	$71	$6	$44	$399	$2,157
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $30.
(3)Includes stockpile, leach pad, and product inventory adjustments of $2 at Porcupine, $5 at Éléonore, $17 at Peñasquito, $2 at Cerro Negro, $4 at Yanacocha, and $1 at NGM.
(4)Beginning January 1, 2023, COVID-19 specific costs incurred in the ordinary course of business are recognized in Costs applicable to sales.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs of $25 and $25, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $36 and $5, respectively.
(6)Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $3 at Porcupine $1 at Peñasquito, $2 at Merian, $3 at Yanacocha, $8 at Tanami, $9 at Ahafo, $4 at Akyem, $6 at NGM, and $29 at Corporate and Other, totaling $66 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(7)Other expense, net is adjusted for impairment charges of $4, restructuring and severance of $10, and Newcrest transaction-related costs of $21.
(8)Excludes capitalized interest related to sustaining capital expenditures.
(9)Includes finance lease payments and other costs for sustaining projects of $16.
(10)Per ounce measures may not recalculate due to rounding.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
(13)For the three months ended June 30, 2023, Peñasquito sold 6 million ounces of silver, 16 thousand tonnes of lead and 41 thousand tonnes of zinc, and Boddington sold 11 thousand tonnes of copper.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         19

Six Months Ended June 30, 2024	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
Brucejack (10)	$138	$1	$1	$—	$—	$3	$33	$176	80	$2,206
Red Chris (10)	14	—	1	—	—	2	6	23	16	$1,453
Peñasquito	91	3	—	—	—	7	13	114	108	$1,055
Merian	186	4	5	—	—	—	52	247	135	$1,820
Cerro Negro	133	3	2	—	1	—	27	166	101	$1,635
Yanacocha	165	14	6	—	1	—	10	196	168	$1,166
Boddington	283	8	1	—	—	7	45	344	278	$1,240
Tanami	183	1	2	—	—	—	45	231	190	$1,215
Cadia (10)	151	1	5	—	1	12	74	244	237	$1,028
Lihir (10)	333	2	10	—	5	—	58	408	330	$1,236
Ahafo	335	9	3	—	1	1	39	388	364	$1,066
Nevada Gold Mines	621	9	6	4	2	3	201	846	519	$1,631
Corporate and Other (11)	—	—	59	182	6	—	8	255	—	$—
Held for sale (12)
CC&V	85	6	2	—	1	—	13	107	62	$1,716
Musselwhite	113	2	3	—	—	—	46	164	105	$1,568
Porcupine	157	7	2	—	—	—	43	209	148	$1,408
Éléonore	169	3	5	—	—	—	50	227	119	$1,910
Telfer (10) (15)	153	5	5	—	4	3	10	180	59	$3,037
Akyem	157	14	—	1	—	—	15	187	123	$1,523
Total Gold	3,467	92	118	187	22	38	788	4,712	3,142	$1,500

Gold equivalent ounces - other metals (13)(14)
Red Chris (10)	64	—	3	—	—	9	23	99	67	$1,486
Peñasquito	473	16	1	—	2	59	63	614	544	$1,130
Boddington	97	2	—	—	—	7	9	115	98	$1,165
Cadia (10)	134	1	4	—	1	41	60	241	235	$1,025
Corporate and Other (11)	—	—	4	14	—	—	—	18	—	$—
Held for sale (12)
Telfer (10)(15)	27	1	1	—	—	5	2	36	11	$3,218
Total Gold Equivalent Ounces	795	20	13	14	3	121	157	1,123	955	$1,176

Consolidated	$4,262	$112	$131	$201	$25	$159	$945	$5,835
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $114.
(3)Includes stockpile, leach pad, and product inventory adjustments of $2 at Brucejack, $1 at Peñasquito, $9 at Cerro Negro, $15 at Telfer, and $17 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $67 and $45, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $108 and $17, respectively.
(5)Advanced projects, research and development and exploration excludes development expenditures of $4 at Peñasquito, $4 at Merian, $6 at Cerro Negro, $1 at Boddington, $13 at Tanami, $14 at Ahafo, $6 at NGM, $27 at Corporate and Other, $1 at CC&V, $1 at Porcupine, and $4 at Akyem, totaling $81 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for Newcrest transaction and integration costs of $45, settlement costs of $26, impairment charges of $21, and restructuring and severance of $15.
(7)Excludes capitalized interest related to sustaining capital expenditures.
(8)Includes finance lease payments and other costs for sustaining projects of $30.
(9)Per ounce measures may not recalculate due to rounding.
(10)Sites acquired through the Newcrest transaction.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Sites are classified as held for sale as of June 30, 2024.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(14)For the six months ended June 30, 2024, Red Chris sold 12 thousand tonnes of copper, Peñasquito sold 18 million ounces of silver, 49 thousand tonnes of lead and 113 thousand tonnes of zinc, Boddington sold 18 thousand tonnes of copper, Cadia sold 43 thousand tonnes of copper, and Telfer sold 2 thousand tonnes of copper.
(15)During the second quarter, seepage points were detected on the outer wall and around the tailings storage facility at Telfer and we have temporarily ceased placing new tailings on the facility. Remediation of the facility has commenced and we expect production to commence during the fourth quarter of 2024.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         20

Six Months Ended June 30, 2023	Costs Applicable to Sales (1)(2)(3)(4)	Reclamation Costs (5)	Advanced Projects, Research and Development and Exploration(6)	General and Administrative	Other Expense, Net(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$100	$5	$5	$—	$1	$—	$22	$133	89	$1,494
Musselwhite	113	3	5	—	—	—	45	166	85	$1,955
Porcupine	147	12	7	—	—	—	26	192	128	$1,498
Éléonore	149	5	3	—	—	—	52	209	119	$1,756
Peñasquito	107	4	1	—	—	7	19	138	104	$1,325
Merian	165	3	5	—	—	—	36	209	136	$1,537
Cerro Negro	153	3	2	—	1	—	22	181	111	$1,625
Yanacocha	135	11	6	—	4	—	7	163	119	$1,362
Boddington	326	9	2	—	—	10	55	402	402	$1,000
Tanami	163	1	1	—	—	—	58	223	189	$1,182
Ahafo	251	9	1	—	1	—	81	343	264	$1,301
Akyem	117	16	1	—	—	—	21	155	127	$1,220
Nevada Gold Mines	590	7	8	5	—	3	148	761	546	$1,396
Corporate and Other (11)	—	—	32	119	1	—	18	170	—	$—
Total Gold	2,516	88	79	124	8	20	610	3,445	2,419	$1,424

Gold equivalent ounces - other metals (12)(13)
Peñasquito	408	14	2	1	—	65	76	566	387	$1,463
Boddington	101	2	1	—	—	8	17	129	129	$998
Corporate and Other (11)	—	—	6	20	—	—	3	29	—	$—
Total Gold Equivalent Ounces	509	16	9	21	—	73	96	724	516	$1,405

Consolidated	$3,025	$104	$88	$145	$8	$93	$706	$4,169
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $62.
(3)Includes stockpile and leach pad inventory adjustments of $2 at Porcupine, $5 at Éléonore, $17 at Peñasquito, $2 at Cerro Negro, $4 at Yanacocha, $1 at Akyem, and $2 at NGM.
(4)Beginning January 1, 2023, COVID-19 specific costs incurred in the ordinary course of business are recognized in Costs applicable to sales.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs of $49 and $55, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $74 and $9, respectively.
(6)Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $3 at Porcupine, $3 at Peñasquito, $3 at Merian, $1 at Cerro Negro, $3 at Yanacocha, $12 at Tanami, $15 at Ahafo, $7 at Akyem, $9 at NGM and $48 at Corporate and Other, totaling $105 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(7)Other expense, net is adjusted for impairment charges of $8, restructuring and severance costs of $12, and Newcrest transaction-related costs of $21.
(8)Excludes capitalized interest related to sustaining capital expenditures.
(9)Includes finance lease payments for sustaining projects of $38.
(10)Per ounce measures may not recalculate due to rounding.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
(13)For the six months ended June 30, 2023, Peñasquito sold 12 million ounces of silver, 33 thousand tonnes of lead and 86 thousand tonnes of zinc, and Boddington sold 23 thousand tonnes of copper.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         21

A reconciliation of the 2024 Gold AISC outlook to the 2024 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2024 Outlook - Gold (1)(2)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$6,900
Reclamation Costs (5)	190
Advanced Projects & Exploration (6)	160
General and Administrative (7)	235
Other Expense	10
Treatment and Refining Costs	135
Sustaining Capital (8)	1,495
Sustaining Finance Lease Payments	25
All-in Sustaining Costs	$9,150
Ounces (000) Sold (9)	6,555
All-in Sustaining Costs per Ounce	$1,400
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2024 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(2)All values are presented on a consolidated basis for Newmont.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo and Fruta del Norte.

NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         22

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Net income (loss) attributable to Newmont stockholders	$853	$170	$(3,158)	$158
Net income (loss) attributable to noncontrolling interests	4	9	10	5
Net loss (income) from discontinued operations	(15)	(4)	(12)	(1)
Equity loss (income) of affiliates	3	(7)	(19)	(3)
Income and mining tax expense (benefit)	191	260	77	73
Depreciation and amortization	602	654	681	480
Interest expense, net of capitalized interest	103	93	81	48
EBITDA	$1,741	$1,175	$(2,340)	$760
Adjustments:
Loss on assets held for sale	$246	$485	$—	$—
(Gain) loss on asset and investment sales, net	(55)	(9)	231	2
Newcrest transaction and integration costs	16	29	427	16
Gain on debt extinguishment, net	(14)	—	—	—
Change in fair value of investments	9	(31)	5	41
Restructuring and severance	9	6	5	7
Impairment charges	9	12	1,881	2
Settlement costs	5	21	5	2
Reclamation and remediation charges	—	6	1,158	104
Pension settlements	—	—	9	—
COVID-19 specific costs	—	—	1	—
Other	—	—	—	(1)
Adjusted EBITDA	$1,966	$1,694	$1,382	$933
12 month trailing Adjusted EBITDA	$5,975
Newcrest pro forma adjusted EBITDA (pre-acquisition) (1)	$364
12 month trailing pro forma Adjusted EBITDA	$6,339

Total Debt	$8,692
Lease and other financing obligations	533
Less: Cash and cash equivalents	(2,602)
Less: Cash and cash equivalents included in assets held for sale (2)	(205)
Less: Time deposits (3)	(28)
Total net debt	$6,390

Net debt to pro forma Adjusted EBITDA	1.0
(1)Represents Newcrest’s pre-acquisition Adjusted EBITDA on a US GAAP basis from January 1, 2023 through to the acquisition date, November 6, 2023. This amount is added to our adjusted EBITDA to include a full twelve months of Newcrest results on a pro forma basis for the rolling twelve months ended June 30, 2024. The pro forma adjusted EBITDA was derived from Newcrest unaudited financial information for the period July 1, 2023 through October 31, 2023 and November 1, 2023 through November 6, 2023, the acquisition date. Newcrest’s pre-acquisition Adjusted EBITDA has been added to our adjusted EBITDA for the purposes of Net Debt to Pro Forma Adjusted EBITDA ratio only.
(2)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets and liabilities, including $205 of Cash and cash equivalents, were reclassified to Assets held for sale and Liabilities held for sale, respectively.
(3)Time deposits are included in current Investments on the Condensed Consolidated Balance Sheets.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         23

Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended June 30,		Increase (Decrease)	Percent Change
	2024	2023
Gold	$3,623	$2,380	$1,243	52%
Copper	377	82	295	360
Silver	209	124	85	69
Lead	44	32	12	38
Zinc	149	65	84	129
	$4,402	$2,683	$1,719	64%

	Six Months Ended June 30,		Increase (Decrease)	Percent Change
	2024	2023
Gold	$6,964	$4,683	$2,281	49%
Copper	674	192	482	251
Silver	410	241	169	70
Lead	104	64	40	63
Zinc	273	182	91	50
	$8,425	$5,362	$3,063	57%

	Three Months Ended June 30, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,617	$386	$176	$41	$146
Provisional pricing mark-to-market	26	25	19	3	18
Silver streaming amortization	—	—	23	—	—
Gross after provisional pricing and streaming impact	3,643	411	218	44	164
Treatment and refining charges	(20)	(34)	(9)	—	(15)
Net	$3,623	$377	$209	$44	$149
Consolidated ounces / pounds sold (1)(2)	1,543	84	8	43	113
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,344	$4.57	$22.17	$0.97	$1.29
Provisional pricing mark-to-market	17	0.29	2.37	0.08	0.15
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,361	4.86	27.33	1.05	1.44
Treatment and refining charges	(14)	(0.39)	(1.13)	—	(0.13)
Net	$2,347	$4.47	$26.20	$1.05	$1.31
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended June 30, 2024 the Company sold 39 thousand tonnes of copper, 20 thousand tonnes of lead, and 52 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         24

	Three Months Ended June 30, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,390	$95	$115	$34	$100
Provisional pricing mark-to-market	(1)	(9)	2	—	(14)
Silver streaming amortization	—	—	15	—	—
Gross after provisional pricing and streaming impact	2,389	86	132	34	86
Treatment and refining charges	(9)	(4)	(8)	(2)	(21)
Net	$2,380	$82	$124	$32	$65
Consolidated ounces / pounds sold (1)(2)	1,211	25	6	36	90
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$1,974	$3.75	$19.17	$0.96	$1.12
Provisional pricing mark-to-market	(1)	(0.34)	0.34	—	(0.16)
Silver streaming amortization	—	—	2.56	—	—
Gross after provisional pricing and streaming impact	1,973	3.41	22.07	0.96	0.96
Treatment and refining charges	(8)	(0.15)	(1.51)	(0.04)	(0.23)
Net	$1,965	$3.26	$20.56	$0.92	$0.73
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended June 30, 2023 the Company sold 11 thousand tonnes of copper, 16 thousand tonnes of lead, and 41 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Six Months Ended June 30, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$6,946	$702	$358	$102	$295
Provisional pricing mark-to-market	56	34	23	3	15
Silver streaming amortization	—	—	50	—	—
Gross after provisional pricing and streaming impact	7,002	736	431	105	310
Treatment and refining charges	(38)	(62)	(21)	(1)	(37)
Net	$6,964	$674	$410	$104	$273
Consolidated ounces/pounds sold (1)(2)	3,142	164	18	108	248
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,210	$4.27	$20.14	$0.95	$1.19
Provisional pricing mark-to-market	18	0.21	1.28	0.03	0.06
Silver streaming amortization	—	—	2.78	—	—
Gross after provisional pricing and streaming impact	2,228	4.48	24.20	0.98	1.25
Treatment and refining charges	(12)	(0.38)	(1.20)	(0.01)	(0.15)
Net	$2,216	$4.10	$23.00	$0.97	$1.10
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the six months ended June 30, 2024 the Company sold 75 thousand tonnes of copper, 49 thousand tonnes of lead, and 113 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         25

	Six Months Ended June 30, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,687	$200	$225	$69	$243
Provisional pricing mark-to-market	16	—	4	(2)	(18)
Silver streaming amortization	—	—	31	—	—
Gross after provisional pricing and streaming impact	4,703	200	260	67	225
Treatment and refining charges	(20)	(8)	(19)	(3)	(43)
Net	$4,683	$192	$241	$64	$182
Consolidated ounces/pounds sold (1)(2)	2,419	51	12	72	189
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$1,937	$3.87	$18.56	$0.96	$1.28
Provisional pricing mark-to-market	7	—	0.32	(0.03)	(0.09)
Silver streaming amortization	—	—	2.56	—	—
Gross after provisional pricing and streaming impact	1,944	3.87	21.44	0.93	1.19
Treatment and refining charges	(8)	(0.14)	(1.59)	(0.04)	(0.23)
Net	$1,936	$3.73	$19.85	$0.89	$0.96
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the six months ended June 30, 2023 the Company sold 23 thousand tonnes of copper, 33 thousand tonnes of lead, and 86 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         26

Gold by-product metrics
Copper, silver, lead, zinc and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Consolidated gold sales, net	$3,623	$2,380	$6,964	$4,683
Consolidated other metal sales, net	779	303	1,461	679
Sales	$4,402	$2,683	$8,425	$5,362

Costs applicable to sales	$2,156	$1,543	$4,262	$3,025
Less: Consolidated other metal sales, net	(779)	(303)	(1,461)	(679)
By-product costs applicable to sales	$1,377	$1,240	$2,801	$2,346
Gold sold (thousand ounces)	1,543	1,211	3,142	2,419
Total Gold CAS per ounce (by-product) (1)	$892	$1,024	$891	$970

Total AISC	$2,957	$2,157	$5,835	$4,169
Less: Consolidated other metal sales, net	(779)	(303)	(1,461)	(679)
By-product AISC	$2,178	$1,854	$4,374	$3,490
Gold sold (thousand ounces)	1,543	1,211	3,142	2,419
Total Gold AISC per ounce (by-product) (1)	$1,412	$1,531	$1,392	$1,443
(1)Per ounce measures may not recalculate due to rounding.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         27

Conference Call Information
A conference call will be held on Thursday, July 25, 2024 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time); it will also be available on the Company’s website.
Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	688614
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	757808

1For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005
Webcast Details
Title: Newmont Second Quarter 2024 Earnings Conference Call
URL: https://events.q4inc.com/attendee/677311568

The webcast materials will be available after market close on Wednesday, July 24, 2024, on the “Investor Relations” section of the Company’s website, Newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold company and a producer of copper, zinc, lead, and silver. The company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the company has been publicly traded since 1925.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Natalie Worley	apac.investor.relations@newmont.com

Media Contact - Global

Jennifer Pakradooni	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com

NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         28

Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production and upside potential, including our Full Potential initiatives and synergies; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the Tanami Expansion 2, Ahafo North and Cadia Block Caves projects, including, without limitation, expectations for production, milling, costs applicable to sales and all-in sustaining costs, capital costs, mine life extension, construction completion commercial production, and other timelines; (v) any share and debt repurchases; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, Full Potential and productivity improvements, and future cash flow enhancements through portfolio optimization, (vii) expectations regarding future exploration and the development, growth and potential of Newmont Corporation's ("Newmont"), project pipeline and investments; (viii) expectations regarding future investments or divestitures, including of non-core assets and assets designated as held for sale; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases, the dividend framework and expected payout levels; (x) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (xi) expectations regarding organic growth in our operations; and (xii) other outlook. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.

Future dividends beyond the dividend payable on September 30, 2024 to holders of record at the close of business on September 5, 2024 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend policy is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.

For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2024, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-Q for the quarter ended June 30, 2024, expected to be filed on, or about July 25, 2024.
Notice Regarding Reserve and Resource:
Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2023, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on February 29, 2024 with the SEC.
NEWMONT SECOND QUARTER 2024 RESULTS | NEWS RELEASE         29